FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE IMPROVES AND EXTENDS CREDIT LINE; REPAYS BANK LOANS

MINNEAPOLIS, MN, September 30, 2021 – Centerspace (NYSE: CSR) announced today that it has amended and extended its existing $250 million revolving credit facility. The new facility includes an accordion feature for up to $400 million and matures in September 2025 with two optional six-month extensions. In addition to the new line of credit, the existing bank term loans totaling $145 million were repaid in full with proceeds from the issuance of $125 million in unsecured senior notes as well as the additional proceeds from the KMS portfolio refinance.

Bank of Montreal served as administrative agent for the extension of the credit facility with BMO Capital Markets Corp., BofA Securities, Inc. and PNC Capital Markets, LLC as, joint lead arrangers and joint book runners.

“This recast completes a series of financing activities this quarter that meaningfully lower our average cost of borrowing and extend our average duration,” said Mark O. Decker Jr., President and CEO. “The completed financing activities decreased our weighted average interest from 3.70% at June 30, 2021, to 3.35% and our weighted average maturities from 4.9 years at June 30, 2021 to 7.56 years. We’re grateful for our bank group’s work to help Centerspace build greater financial flexibility. These actions enhance our ability to compete in today’s environment.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 79 apartment communities consisting of 14,275 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.